Exhibit 99.1

THE HOUSTON EXPLORATION COMPANY
Press Release

HOUSTON EXPLORATION BOARD AUTHORIZES
EXPLORATION OF ALTERNATIVES TO FURTHER ENHANCE SHAREHOLDER VALUE

Determines JANA’s Unsolicited Acquisition Proposal Not in Best Interest of Shareholders

HOUSTON – June 26, 2006 – The Houston Exploration Company (NYSE: THX) today announced that its Board of Directors has engaged Lehman Brothers Inc. to assist the Company in exploring a broad range of strategic alternatives to further enhance shareholder value. These alternatives may complement or replace the continued execution of the Company’s previously announced business plan and include, but are not limited to, a recapitalization of the Company either through additional share repurchases or a special dividend; operating partnerships and/or strategic alliances; and the sale or merger of Houston Exploration.

Houston Exploration emphasized that it is unable to predict if this review of alternatives will result in any transaction or otherwise modify or replace the Company’s current business plan. The Company does not expect to make further public comments with respect to this announcement until after the Board of Directors has completed its analysis of strategic alternatives and approved a definitive course of action.

Houston Exploration issued the following statement:

Since announcing our restructuring plan in the fall of 2005, decisive actions have been taken to improve the Company’s financial and operating performance. We have completed the sale of our offshore assets and are now focused onshore where the Company has a proven track record of more stable and predictable production and reserve growth – in fact, we currently estimate onshore production to grow by approximately 9 percent this year and 19 percent in 2007. With the Company’s portfolio successfully realigned, the Board believes that now is an appropriate time to explore additional strategic alternatives that may be available to further enhance shareholder value.

Houston Exploration also announced that its Board of Directors, after careful examination, unanimously determined that the unsolicited acquisition proposal from JANA Partners is not in the best interest of Houston Exploration shareholders. Following is a letter sent today from William G. Hargett, Chairman, President and Chief Executive Officer of Houston Exploration, to Barry Rosenstein, Managing Partner of JANA Partners:

June 26, 2006

Via Facsimile and Overnight Delivery

Barry Rosenstein
Managing Partner
JANA Partners LLC
201 Post Street, Suite 1000
San Francisco, CA 94108

Dear Mr. Rosenstein:

Houston Exploration’s Board of Directors, with the assistance of its financial and legal advisors, has reviewed and thoroughly considered the proposal outlined in your June 12, 2006 letter. The Board has unanimously determined that your proposal is not in the best interest of Houston Exploration shareholders. We believe that your proposal undervalues Houston Exploration’s portfolio of assets and opportunities.

As you know, in November 2005 and well before JANA disclosed its holdings in Houston Exploration, we announced a major restructuring plan designed to improve Houston Exploration’s financial and operating performance. Pursuant to that plan, we have successfully completed the sale of our offshore assets and have begun executing a share repurchase program. We have been disciplined in our approach and believe that Houston Exploration is well-positioned for continued value creation:

•	We are focused onshore where we have a proven track record of more stable and predictable production and reserve growth, and where we expect to benefit from a related reduction in finding and development costs;

•	We have a deep inventory of multi-year onshore drilling opportunities. Our onshore assets are strategically located across approximately 709,000 net acres where we currently have an inventory of about 7,500 prospective drilling locations. This includes 106,000 net acres and 3,300 drilling locations in the Uinta Basin, where the Company is actively developing a potential recoverable gas resource of over 800 Bcfe, net. A number of other companies have realized excellent drilling results and production growth in this area, and we believe that Houston Exploration’s Uinta Basin properties have similar growth potential. Our Uinta assets are complemented by 460,000 net acres and 3,300 drilling locations across our remaining Rocky Mountain position, as well as 143,000 net acres and a drilling inventory of 900 locations in our remaining areas;

•	We believe that with our current asset portfolio we can deliver substantial increases to production in 2006 and 2007. Our current net production rate is over 200 MMcfe per day, and as previously announced, we plan to exit 2006 at a rate of 225 MMcfe per day with our existing drilling program of more than 400 wells. In 2007, we expect to step-up our drilling activity to over 550 wells, which we believe will result in an average production rate of 245 MMcfe per day, based on a capital expenditure program of approximately $490 million; and

•	We are executing a share repurchase program, under which we currently intend to expend up to $200 million. This is consistent with our commitment to maintain a strong balance sheet and provides the Company with the financial flexibility necessary to pursue additional strategies to enhance shareholder value.

While we have confidence in the Company’s plan, the Houston Exploration Board is, and has always been, committed to pursuing the path that provides the greatest value to Houston Exploration shareholders. Consistent with this commitment, our Board has engaged Lehman Brothers Inc. to assist the Company in exploring strategic alternatives to further enhance shareholder value. These alternatives may complement or replace the continued execution of the Company’s business plan and include, but are not limited to, a recapitalization of the Company either through additional share repurchases or a special dividend; operating partnerships and/or strategic alliances; and the sale or merger of Houston Exploration.

In sum, our Board and senior leadership team continue to be focused on fully realizing the value of Houston Exploration. Thank you for your interest in the Company.

Sincerely,

/s/ William G. Hargett

William G. Hargett

The Houston Exploration Company
Chairman, President and Chief Executive Officer

Lehman Brothers Inc. is serving as financial advisor to Houston Exploration, and Akin Gump Strauss

Hauer & Feld LLP and Morris, Nichols, Arsht & Tunnell LLP are legal advisors.

About The Houston Exploration Company
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The Company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the Company’s Web site at http://www.houstonexploration.com.

Forward-looking Statements
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the Company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the Company’s current expectations include, among others, the terms, timing and impact of any strategic alternative, if any, ultimately selected by the Board, price volatility, the business outlook, the impact of onshore asset concentration, the risks associated with the consummation and successful integration of acquisitions, the impact of hurricanes, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the market and other factors for stock repurchases, the constraints imposed by the Company’s outstanding indebtedness, the relatively short production life of the Company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company assumes no responsibility to update any of the information referenced in this news release.

Contacts Melissa R. Aurelio The Houston Exploration Company (713) 830-6887	Barrett Golden / Eric Brielmann Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449